UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2010

WELLS FARGO & COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-2979	No. 41-0449260
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 Montgomery Street, San Francisco, California 94104

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 1-866-249-3302

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 23, 2010, the Human Resources Committee (the “Committee”) of the Board of Directors of Wells Fargo & Company (the “Company”) took certain compensation actions with respect to John G. Stumpf, Chairman, President and Chief Executive Officer, Howard I. Atkins, Senior Executive Vice President and Chief Financial Officer, David M. Carroll, Senior Executive Vice President and head of Wealth Management, Brokerage and Retirement, David A. Hoyt, Senior Executive Vice President and head of Wholesale Banking, and Mark C. Oman, Senior Executive Vice President and head of Home and Consumer Finance.

Effective March 1, 2010, the annual base salary for each of Messrs. Stumpf, Atkins, Carroll, Hoyt, and Oman was revised as set forth in the table below. In addition, effective March 1, 2010, the base salaries for all of these executives will be paid entirely in cash. Prior to this action, the base salaries for Messrs. Stumpf, Atkins, Hoyt and Oman had been paid partially in the form of Company common stock granted under the Company’s Long-Term Incentive Compensation Plan, as described in the Company’s Current Report on Form 8-K dated August 6, 2009.

Executive Officer	Prior Base Salary	New Base Salary
John G. Stumpf	$5,600,000	$2,800,000
Howard I. Atkins	3,339,156	1,700,000
David M. Carroll	700,000	1,500,000
David A. Hoyt	3,866,667	2,000,000
Mark C. Oman	3,866,667	2,000,000

The Committee deferred taking action with respect to the above-named officers for 2010 long-term equity incentive compensation pending a review of additional peer compensation data.

In addition, the Committee reinstated the Company’s Performance-Based Compensation Policy (the “Performance Policy”), so that the annual incentive compensation awards, if any, for the above-named officers for 2010 performance will be deductible for federal income tax under Section 162(m) of the Internal Revenue Code. The Committee previously suspended the Performance Policy in February 2009 as a result of lower tax deductibility limitations imposed on the Company while the U.S. Treasury’s investment in the Company under TARP was outstanding. The Company repaid such investment in December 2009 and the lower Section 162(m) limitations no longer apply to the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 26, 2010	WELLS FARGO & COMPANY

	By:	/s/ PATRICIA R. CALLAHAN
Patricia R. Callahan
Executive Vice President